Prospectus Supplement No. 1 to Prospectus dated December 7, 2006

Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-133579

Catcher Holdings, Inc.

Supplement No. 1

to

Prospectus Dated December 7, 2006

This is a Supplement to our Prospectus, dated December 7, 2006, with respect to the offer and sale of up to 5,464,157 shares of common stock and 2,874,135 shares of common stock underlying warrants by the selling stockholders listed in the Prospectus or their transferees. This Supplement amends and supplements certain information contained in the Prospectus. You should read this Supplement carefully.

We are developing the CATCHER™ device, a ruggedized portable computer built to military standards that incorporates voice, video, data, and biometric information with multiple wireless and wired communications capabilities. We expect the device to be part of the worldwide enterprise mobile device platform marketplace, which is comprised of commercial-grade, semi-rugged/rugged and fully rugged form products.

Our common stock is quoted on the Over-the-Counter Bulletin Board, commonly known as the OTC Bulletin Board, under the symbol “CTHH.” On December 29, 2006 the last sale price for our common stock on the OTC Bulletin Board was $1.72.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS FOR OUR SHARES, WHICH ARE LISTED IN THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 3, 2007

CURRENT REPORT ON FORM 8-K

On January 3, 2007, we filed with the SEC a Current Report on Form 8-K disclosing the submission of the resignation of director H. Clayton Foushee, Jr., on December 29, 2006. Mr. Foushee is leaving the Company to pursue an opportunity as the Senior Oversight Staff for Representative James L. Oberstar, incoming Chairman of the House Transportation and Infrastructure Committee. We hereby incorporate by reference into this Supplement and the Prospectus the Current Report on Form 8-K filed with the SEC on January 3, 2007.

A copy of our Current Report on Form 8-K filed on January 3, 2007 is being provided to you along with this Supplement.

Information about other documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned “Where You Can Find More Information.”

Prospectus Supplement dated January 3, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2006

Catcher Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50299	62-0201385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

39526 Charlestown Pike

Hamilton, Virginia 20158

(Address of Principal Executive Offices, including zip code)

(540) 882-3087

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Officers.

Director H. Clayton Foushee, Jr., submitted his resignation effective December 31, 2006, to Catcher Holdings, Inc. (the “Company”) on December 29, 2006. Mr. Foushee is leaving the Company to pursue an opportunity as the Senior Oversight Staff for Representative James L. Oberstar, incoming Chairman of the House Transportation and Infrastructure Committee.

On January 3, 2007, the Company issued the press release attached to this report as Exhibit 99.1 regarding the resignation of Mr. Foushee.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release dated January 3, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATCHER HOLDINGS, INC.

January 3, 2007	By:	/s/ Denis McCarthy
Denis McCarthy
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 3, 2007.

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Exhibit 99.1

Linda Decker, VP – Investor Relations Jeff Myhre, VP – Editorial 212.564.4700	Tom Gibson, VP – Media Relations 201.476.0322
Seven Penn Plaza • Suite 810 • New York, NY 10001 • Fax: 212.244.3075

CATCHER HOLDINGS, INC.

Charles Sander, President and CEO

(540) 882-3087

FOR IMMEDIATE RELEASE

CATCHER HOLDINGS, INC. ANNOUNCES CHANGE TO BOARD OF DIRECTORS

LEESBURG, VA, January 3, 2007 — Catcher Holdings, Inc. (OTC Bulletin Board: CTHH) today announced that Director H. Clayton Foushee Jr., submitted his resignation, effective December 29, 2006, to Catcher Holdings, Inc. (the “Company”). Foushee is leaving the Board to join the senior staff of the United States Congress, House of Representatives, Transportation and Infrastructure Committee. House Ethics Rules prohibit service on Corporate Boards.

“Clay brings a wealth of experience to his new position, which will serve our country well. His strategic expertise and invaluable personal relationships in industry and government have been critical to Catcher,” stated Chuck Sander, President and CEO of Catcher Holdings. “Clay’s extensive transportation background with Northwest Airlines and Unisys – each a publicly traded company - has informed and enlightened our commercial endeavors. Government service with the National Aeronautics and Space Administration (NASA) and the Federal Aviation Administration, as well as numerous positions within affiliated trade associations provided Dr. Foushee with unique perspectives as he has assisted Catcher through our initial development. We are proud of our accomplishments during his tenure.”

“We are in the process of interviewing candidates and anticipate an announcement of a new appointee to our Board of Directors in the near term.” said Sander.

About Catcher Holdings, Inc.

Catcher Holdings, Inc.’s wholly owned subsidiary, Catcher, Inc., is the developer of the CATCHER ™, a highly-portable, ruggedized, wireless communications and control device built to military specifications. Utilizing proprietary software and industry-leading technologies, the CATCHER™ device offers mission critical personnel integrated communications capabilities through platform incorporating voice, video, data, GPS and biometric capabilities. Photographs and detailed descriptions of the new CATCHER™ device are available on the Company’s website at http://www.catcherinc.com.

Special Note Regarding Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks, delays, and uncertainties that may cause the Company’s actual results or performance to differ materially from those expressed or implied by these forward-looking statements. These risks, delays, and uncertainties include, but are not limited to: the Company’s ability to generate product sales and operating profits; vulnerability to technology obsolescence; competition by better capitalized companies; difficulty in managing growth; dependence on key personnel; and other risks which are discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

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